Exhibit 99.1

InterDigital Updates Guidance for First Quarter 2005; First Quarter Revenue Related to General Dynamics Agreement Higher Than Previous Estimate

     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 29, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that it is updating its guidance for first quarter 2005.
     InterDigital now expects to report first quarter 2005 revenue in the range of $35.3 million to $35.7 million. First quarter 2005 patent licensing royalty revenue is expected to be approximately $30.8 million. In addition, the Company anticipates that first quarter revenue associated with its agreement with General Dynamics will be between $4.5 million and $4.9 million, an increase of $2.0 million to $2.4 million over the upper end of previous revenue guidance for this contract. The Company also indicated that deferred foreign source withholding tax expense for first quarter 2005 will be approximately $0.8 million and reaffirmed the remaining elements of its previous guidance included in its Form 10-K filing for the year ended December 31, 2004.
     Richard Fagan, InterDigital's Chief Financial Officer, stated, "We've made excellent progress against an aggressive schedule in our work for General Dynamics. As a result, we now expect to substantially exceed our previous first quarter revenue guidance related to this agreement, which is being accounted for on a percentage-of-completion basis."
     InterDigital will release its first quarter 2005 financial results before the market opens on Friday, May 6, 2005.
     InterDigital will host a conference call on Friday, May 6, 2005 at 10:00 a.m. Eastern Daylight Time to discuss its first quarter 2005 financial and operating results. For access to the conference call within the U.S. please dial
(800) 289-0572 by 9:50 a.m. Eastern Daylight Time on May 6 and ask the operator for the InterDigital Financial Call. Participants calling from outside the U.S. should dial (913) 981-5543.
     InterDigital also will provide live access to the call on its web site at: www.interdigital.com. The Company encourages participants to take advantage of the Internet option if possible. For the live Internet broadcast, click on link to the Live Web Cast on the homepage.
     In addition, a replay of the call will be available from 2:00 p.m. EDT May 6 through 11:00 p.m. EDT May 8. To access the recorded replay, dial (888) 203-1112 and use the confirmation code 4061768. A replay of the conference call will be available for 30 days on InterDigital's web site in the Investing section.
     Due to the listen-only nature of the web cast, questions or comments should be directed before the call to InterDigital's Investor Relations department via e-mail at: investor.relations@interdigital.com. The Company will address e-mail questions on the call as time permits.

     About InterDigital

     InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offer technology and product solutions for mainstream wireless applications that deliver time-to-market, performance, and cost benefits, as well as product differentiation advantages, to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

     This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to first quarter 2005 revenue including revenues from patent licensing royalties and from the General Dynamics agreement; deferred foreign source withholding tax expense for first quarter 2005 growth; and the remaining elements of its previous guidance included in our Form 10-K for the year ended December 31, 2004. Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in any such forward looking statement due to a variety of factors including but not limited to unanticipated changes or adjustments to accruals and expenses and revisions to our estimate of our progress toward completion on the General Dynamics contract.


     CONTACT: InterDigital Communications Corporation
              Media Contact:
              Dawn Goldstein, 610-878-7800
              e-mail: dawn.goldstein@interdigital.com
                  or
              Investor Contact:
              Janet Point, 610-878-7800
              e-mail: janet.point@interdigital.com